                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

Filed by the registrant [X]                [ ] Confidential, for Use of the
Filed by a party other than the registrant Commission Only (as permitted by Rule
[ ]                                            14a-(e)(2))
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Elcor Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                             ELCOR CORPORATION LOGO

                        14643 DALLAS PARKWAY, SUITE 1000
                            DALLAS, TEXAS 75240-8871

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Elcor Corporation will hold its Annual Meeting of Shareholders at the Lalique Ballroom II, Hotel Intercontinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 on TUESDAY, OCTOBER 24, 2000, AT 10:00 A.M. local time. The purpose of the meeting will be to vote on the following proposals and any other business that is properly presented at the meeting or any adjournment of the meeting:

         Proposal 1. To elect two directors for a three-year term; and

         Proposal 2. To ratify the appointment of independent auditors for fiscal 2001.

     The record date for the Annual Meeting is Tuesday, September 5, 2000. Only shareholders of record at the close of business on that date can vote at the meeting.

     For at least ten days prior to the meeting, Elcor will maintain, at its address above, an alphabetical list of the names and addresses of shareholders eligible to vote at the meeting. The list will also contain the number of shares registered in the names of those shareholders.

     Please review the attached proxy statement for further information relevant to the Annual Meeting.

                                                      David G. Sisler
                                                      Vice President,
                                               General Counsel and Secretary

Dated: September 20, 2000

                                   IMPORTANT

PLEASE VOTE. YOU MAY VOTE BY:

        - SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

        - VOTING BY TELEPHONE. See the proxy card for instructions.

     OR - VOTING IN PERSON AT THE MEETING (if you are a shareholder of record).

Any shareholder having a disability requiring special assistance who would like to attend
              the Annual Meeting may call Elcor at (972) 851-0535.

                               ELCOR CORPORATION

             PROXY STATEMENT -- 2000 ANNUAL MEETING OF SHAREHOLDERS

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
- ABOUT THE MEETING.........................................     1
  - Who Can Vote............................................     1
  - How You Can Vote........................................     1
  - Revoking Your Proxy.....................................     2
  - Required Votes..........................................     2
  - Other Matters to be Acted Upon at the Meeting...........     2
  - Expenses of Solicitation................................     2

- ELCOR STOCK OWNERSHIP.....................................     3

- BOARD OF DIRECTORS........................................     4
  - Committees Established by the Board.....................     4
     - Executive Committee..................................     4
     - Audit Committee......................................     4
     - Compensation Committee...............................     5
     - Compensation Committee Interlocks and Insider
      Participation.........................................     5
  - Compensation of Directors...............................     5

- PROPOSALS.................................................     5
  - Proposal 1: Election of Two Directors for a Three-year
     Term...................................................     5
     - Election of Directors................................     5
     - Directors Nominated for Election this Year...........     6
     - Directors Continuing in Office.......................     6
  - Proposal 2: Ratification of Appointment of Auditors for
     Fiscal 2001............................................     7

- EXECUTIVE COMPENSATION....................................     7
  - Compensation Committee Report...........................     8
     - Our Philosophy.......................................     8
     - Comprehensive Evaluation Completed Last Year.........     8
     - Key Elements of Executive Compensation...............     8
       - Base Salary........................................     9
       - Incentive Cash Bonus...............................     9
       - Equity-based Incentive Compensation................     9
     - Other Compensation...................................    10
     - Summary of Factors Influencing Compensation..........    10
     - CEO Compensation.....................................    10
     - Tax Deductibility of Executive Compensation..........    11
  - Performance Graphs......................................    11
  - Summary Compensation Table..............................    13
  - Option Grants in Fiscal 2000............................    14
  - Aggregated Option Exercises During Fiscal 2000 and
     Values at June 30, 2000................................    15
  - Stock/Loan Balances.....................................    15
  - Change-in-Control (Severance) Agreements................    15

- OTHER MATTERS.............................................    16
  - Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................    16
  - Next Year's Annual Meeting..............................    16

                             ELCOR CORPORATION LOGO

                        14643 DALLAS PARKWAY, SUITE 1000
                            DALLAS, TEXAS 75240-8871

                                PROXY STATEMENT

ABOUT THE MEETING

     - Who Can Vote
     - How You Can Vote
     - Revoking Your Proxy
     - Required Votes
     - Other Matters to be Acted Upon at the Meeting
     - Expenses of Solicitation

     With this proxy statement, the Board of Directors of Elcor Corporation is soliciting proxies for the 2000 Annual Meeting of Shareholders to be held on Tuesday, October 24, 2000. The proxy will also apply to any adjournment of that meeting. Elcor is mailing this proxy statement and the form of proxy to shareholders beginning September 20, 2000. At this year's Annual Meeting, shareholders will vote on a proposal to elect two directors for a three-year term, and a proposal to ratify the appointment of independent auditors for fiscal 2001.

WHO CAN VOTE

     If you are a record holder of Elcor Common Stock at the close of business on September 5, 2000, you may vote at the Annual Meeting. On that record date, 19,522,684 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to cast one vote on each proposal.

HOW YOU CAN VOTE

     If you return your signed proxy card or vote by telephone before the Annual Meeting, we will vote your shares as you direct. You may specify whether your shares should be voted for both, one or neither of the nominees for director. You may also specify whether you approve, disapprove or abstain from the proposal to ratify independent auditors. If you vote by telephone, you are granting a proxy to vote all shares corresponding to your control number to the persons listed on the proxy card, and you are authorizing the Company's tabulation agent to confirm your vote to those persons.

     If you participate in the Elcor Employee Stock Ownership Plan (ESOP), your proxy card will serve as voting direction for the ESOP trustee, who is the record owner of all ESOP shares. If an ESOP participant votes by telephone, the participant is authorizing the Company's tabulation agent to confirm the participant's voting direction to the ESOP trustee. The ESOP trustee will vote all unvoted ESOP shares, whether or not allocated to participants' accounts, in proportion to voting on shares that are voted by ESOP participants.

     IF YOU SIGN AND RETURN YOUR PROXY, BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" BOTH PROPOSALS.

REVOKING YOUR PROXY

     You may revoke your proxy at any time before it is exercised in any of the following three ways:

     - by submitting written notice of revocation to the Secretary of Elcor;
     - by submitting another proxy that is properly signed and dated after your previously submitted proxy;
or   - by voting in person at the Meeting.

REQUIRED VOTES

     Shareholders of 51% of the Common Stock must be present in person or represented by proxy at the Meeting to be a quorum for the transaction of business. The affirmative vote of a majority of the votes cast at the Meeting is required for a proposal to pass.

     An abstention, vote to withhold authority, or broker non-vote with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention, a vote to withhold authority, and a broker non-vote each will have no effect on the outcome of the election of directors or the vote on the other proposal.

     A broker non-vote occurs when a broker holds shares in nominee form, or "street name," and is unable to vote the shares on a matter because it is "nondiscretionary" under New York Stock Exchange (NYSE) Rules or the broker's agreement with the beneficial owner of the shares. For this year's meeting, under NYSE rules, if you hold your shares in "street name" through a broker or other nominee, your broker or nominee may be permitted to exercise voting discretion with respect to the matters to be acted upon at the Meeting. Thus, if you do not give your broker or nominee specific instructions, depending on your agreement with your broker, your shares may be voted on those matters.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

     We do not know of any other matters to be presented or acted upon at the Meeting. Under our Bylaws and Delaware law, no substantive business other than election of directors and ratification of independent auditors can be conducted at this year's Meeting. If any other matter (e.g., a procedural matter) is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxies listed on the proxy card.

EXPENSES OF SOLICITATION

     Our Board of Directors is soliciting proxies with this proxy statement. Elcor will pay the costs of this solicitation. Our officers and employees may solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. If they do so, Elcor will not pay them extra compensation for their solicitation efforts (other than their regular compensation). We will, upon request, reimburse brokerage firms and others at rates prescribed by the Securities and Exchange Commission (SEC) for forwarding proxy materials to beneficial owners of our Common Stock.

ELCOR STOCK OWNERSHIP

     The following table contains certain information about the beneficial ownership of Common Stock as of September 1, 2000, of each director and nominee for director, the executive officers named in the Summary Compensation Table in this proxy statement, and all current directors and executive officers as a group. Each of the individuals marked with an asterisk below is the owner of less than one percent of the Company's outstanding Common Stock.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL       PERCENT OF
NAME                                                          OWNERSHIP(1)        CLASS
----                                                          ------------      ----------
James E. Hall...............................................     294,325(2)        1.51
Thomas D. Karol.............................................      12,000(3)        *
Dale V. Kesler..............................................      15,000(4)        *
David W. Quinn..............................................      27,000(2)        *
Richard J. Rosebery.........................................     329,871(5)        1.68
Harold K. Work..............................................     382,519(6)        1.95
Leonard R. Harral...........................................      26,433(7)        *
David G. Sisler.............................................      14,058(8)        *
James J. Waibel.............................................      40,816(9)        *
All directors and executive officers as a group (12
  persons)..................................................   1,170,784(10)       5.90

---------------

 (1) The listed persons have direct ownership and sole voting and investment power with respect to all shares in the table, except for (i) option shares as shown in notes (2) through (10); (ii) shares allocated to such persons' accounts in the ESOP; and (iii) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the names of their spouses, minor or resident children, family partnerships, or by such persons as trustee or custodian.

 (2) Includes options currently exercisable for 22,500 shares.

 (3) Includes options currently exercisable for 9,000 shares.

 (4) Includes options currently exercisable for 13,500 shares.

 (5) Includes options currently exercisable or exercisable within sixty days for 98,250 shares.

 (6) Includes options currently exercisable or exercisable within sixty days for 123,723 shares.

 (7) Includes options currently exercisable or exercisable within sixty days for 8,926 shares.

 (8) Includes options currently exercisable or exercisable within sixty days for 7,298 shares.

 (9) Includes options currently exercisable or exercisable within sixty days for 9,299 shares.

(10) Includes options currently exercisable or exercisable within sixty days for 323,365 shares.

     The following table contains certain information as of September 1, 2000, or such other date indicated below, about beneficial owners who are known to own more than 5 percent of the outstanding shares of Common Stock.

                                                              SHARES OF
NAME AND ADDRESS OF                                            COMMON      PERCENT
BENEFICIAL OWNER                                                STOCK      OF CLASS
-------------------                                           ---------    --------
Capital Research and Management Company(1)..................  2,275,000     11.65
  333 South Hope Street, 55th Floor
  Los Angeles, CA 90071
David L. Babson & Co., Inc.(2)..............................  1,447,050      7.41
  1 Memorial Drive, 11th Floor
  Cambridge, MA 02142
Trustees for the Elcor Corporation Employee Stock Ownership
  Plan......................................................  1,439,515      7.37
  c/o Elcor Corporation
  14643 Dallas Parkway, Suite 1000
  Dallas, TX 75240-8871

---------------

Sources:     (1) Amendment No. 1 to Schedule 13G (dated May 9, 2000) (filed as investment advisor to various investment companies; has sole voting and investment power as to all such shares).

             (2) Schedule 13G (dated September 11, 2000) (filed as investment advisor to various investment counseling clients; has sole voting and investment power as to all such shares).

     As far as is known to management of the Company, including our review of public reports under section 13(d), (g) and (f) of the Securities Exchange Act of 1934, no other single person beneficially owns more than five percent of the outstanding shares of Common Stock. The information in the table may not be current due to time lags inherent in the reporting process.

BOARD OF DIRECTORS

     - Committees Established by the Board
     - Compensation Committee Interlocks and Insider Participation
     - Compensation of Directors

     The Board of Directors provides guidance and strategic oversight to the Company's management with the objective of optimizing shareholders' returns on their investment in Elcor. The Board intends to ensure that there is independent review and oversight of management, as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are scheduled throughout the year, and special meetings are held when required. The Board held seven meetings in fiscal 2000. All directors attended at least 75% of such meetings and fiscal 2000 meetings of committees of which they are members.

COMMITTEES ESTABLISHED BY THE BOARD

     The Board of Directors has established the following committees to assist it in discharging its responsibilities:

          Executive Committee. The Board established the Executive Committee to act upon matters, within specific guidelines, when the Board is not in session. The committee promptly reports to the full Board any actions it takes for Board review. In fiscal 2000, the Executive Committee did not formally meet, because no special situations arose which required accelerated Board action when the full Board was unavailable. The Executive Committee currently consists of Messrs. Work, Rosebery and Hall.

          Audit Committee. The Audit Committee, which met three times in fiscal 2000, is composed of David W. Quinn (Chairman), James E. Hall and Dale V. Kesler. The Board of Directors has chartered the Audit Committee to assist the Board in fulfilling its oversight responsibilities as to auditing, accounting and financial information Elcor provides to any governmental body or the public. The Audit Committee also reviews the systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established for the Company. In addition, the committee reviews the Company's auditing, accounting and financial reporting process generally. The Audit Committee also discusses with independent auditors their quarterly reviews and the Company's interim financial statements. The Board has determined that the committee will meet at least three times per year.

          Compensation Committee. The Compensation Committee, which met four times in fiscal 2000, is composed of Dale V. Kesler (Chairman), James E. Hall and Thomas D. Karol. The committee reviews and recommends to the Board the compensation of the Company's executive officers and, subject to ratification by the Board, makes grants of stock options under Elcor's Incentive Stock Option Plan. It describes its philosophy and determinations in the Compensation Committee Report beginning on page 8.

          Compensation Committee Interlocks and Insider Participation. During fiscal 2000, no member of the Compensation Committee was an officer or employee of Elcor or its subsidiary. Mr. William Ortloff, who served on the committee prior to his death in October 1999, was a former officer of Elcor and certain subsidiaries. No Elcor director or executive officer had a relationship with Elcor or any other company during fiscal 2000 that the SEC defines as a compensation committee interlock.

          Compensation of Directors. A director who is also an employee of Elcor is not entitled to any additional compensation for serving as a director. Each non-employee director receives annual cash compensation of $20,000, as well as $1,400 per committee meeting for serving as a committee chairman and generally receives $1,000 for attendance at each meeting of the Board or a Board committee at which such director does not serve as chairman. In lieu of a committee meeting fee, non-employees who serve on the Executive Committee receive an annual fee of $6,000. In addition, each non-employee director currently receives, on an annual basis, options to purchase 4,500 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant. Such options generally are immediately exercisable and have a ten-year term.

          Under a new Deferred Compensation Plan, beginning in January 2001, a director will be able to elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested in certain investment alternatives. The Company is in the process of implementing the specifics of this Plan.

PROPOSALS

     Proposal 1: Election of two directors for a three-year term;

     Proposal 2: Ratification of the appointment of Arthur Andersen LLP as independent auditors.

PROPOSAL 1: ELECTION OF TWO DIRECTORS FOR A THREE-YEAR TERM

     - Election of Directors
     - Directors Nominated for Election this Year
     - Directors Continuing in Office

ELECTION OF DIRECTORS

     Our certificate of incorporation provides for three classes of directors as equal in number as possible. Each class serves for a three-year term, with one class elected each year. Currently, the Board of Directors is composed of six members. The two directors whose terms expire at this year's Annual Meeting are Thomas D. Karol and Dale V. Kesler. The Board of Directors has nominated Messrs. Karol and Kesler for reelection as directors. If elected, each director will serve until the annual meeting in 2003 or until he is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at the annual shareholders meeting in 2001 or 2002, as applicable.

     If a nominee becomes unavailable for election due to unforeseen circumstances (such as death or disability), the Board may either reduce the number of directors or substitute another person for the nominee, in which event the shares voted for the nominee will be voted for the substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

     The following information about the nominees for director and each current director continuing in office is as of September 5, 2000.

DIRECTORS NOMINATED FOR ELECTION THIS YEAR

     THOMAS D. KAROL, 41 -- President of the Brinkman Hard Surfaces Division of
                            Beaulieu of America.

     Thomas D. Karol assumed his current position at Beaulieu of America when it purchased control of Pro Group Holdings, Inc. in December 1999. Mr. Karol had served as Chief Executive Officer of Pro Group Holdings, Inc. for more than five years. The Brinkman Hard Surfaces Division of Beaulieu manufactures and distributes various flooring products. Mr. Karol is a graduate of the Wharton School of Business and is a former Chairman for the Dallas Chapter of the Young Presidents Organization. He was appointed as a director of the Company to fill a vacancy, created when Mr. Robert M. Leibrock retired from the Board in November 1998, for a term expiring in 2000. Mr. Karol serves on Elcor's Compensation Committee.

     DALE V. KESLER, 61 -- Retired former Managing Partner, Arthur Andersen LLP,
                           Dallas/Fort Worth.

     Dale V. Kesler retired in 1996 from Arthur Andersen LLP, where he was Managing Partner of the Dallas/Fort Worth office from 1983 to 1994. He began employment with Arthur Andersen in 1962 and became head of the Audit Practice at the Dallas office in 1973. In 1982, he moved to Arthur Andersen's headquarters where he was responsible for strategic planning worldwide for the Audit and Business Advisory practice of Arthur Andersen. Effective August 22, 2000, Mr. Kesler accepted an assignment to serve as interim President and Chief Executive Officer of American Homestar Corporation during its search for a new CEO. He currently serves on the boards of directors of American Homestar, New Millennium Homes, Triad Hospitals, Inc., Cellstar Corporation and Resource Services, Inc., and serves on several committees and boards of various charitable and civic organizations. Mr. Kesler was appointed as a director of the Company to fill a vacancy, created when the number of directors on the Board of the Company was increased in December 1997, for a term beginning January 2, 1998 and expiring in 2000. He serves on the Company's Compensation Committee (Chairman) and Audit Committee.

DIRECTORS CONTINUING IN OFFICE

  Term Expiring in 2001

     JAMES E. HALL, 65 -- Officer and Director of Chaparral Cars, Inc. and
                          Partner of Condor Operating Company.

     For more than five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events, and Partner of Condor Operating Company, independent oil and gas operators. Mr. Hall is also a former director and officer of Hall Racing, Inc. and Condor Aviation Company, Inc. Mr. Hall is a member of the Audit Committee, the Compensation Committee and the Executive Committee. He has served as a director since 1974.

     HAROLD K. WORK, 67 -- Chairman of the Board, President and Chief Executive
                           Officer of Elcor Corporation; Chairman of the Board of Elk Corporation of Dallas.

     Mr. Work was elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer of the Company on August 26, 1997, to succeed the late Mr. Roy E. Campbell. Mr. Work had served as Vice Chairman or Executive Vice President of the Company since 1993 and as a director since 1996. He served as President and Chief Executive Officer of Elk Corporation of Dallas from 1979 until December 1998. Mr. Work continues to serve as Chairman of the Board and a director of each of the Elk subsidiaries of the Company and Elcor Management Corporation. He is a member of the Board of Directors of Centex Construction Products, Inc.

  Term Expiring in 2002

     DAVID W. QUINN, 58 -- Vice Chairman of Centex Corporation.

     Prior to his 1996 appointment to his current position as Vice Chairman of Centex Corporation, Mr. Quinn served as its Executive Vice President since 1987. In addition, Mr. Quinn served as Chief Financial Officer of Centex from 1987 to June 1997 and from October 1997 through May 2000. He has served on Centex's Board of Directors since 1989, and also serves as a director of its 65% owned subsidiary, Centex Construction Products, Inc. Mr. Quinn also is a member of the Board of Directors and Executive Committee and is Chairman of the Finance Committee of Zale Lipshy University Hospital in Dallas, Texas. Mr. Quinn has served as a director of the Company since 1996. He serves as Chairman of the Company's Audit Committee.

     RICHARD J. ROSEBERY, 65 -- Vice Chairman, Chief Financial and
                                Administrative Officer of Elcor Corporation.

     Mr. Rosebery was elected to his current position as Vice Chairman of the Company in August 1997, having served as Executive Vice President since 1993. He has served as an officer of the Company for 25 years. In addition to his position with the Company, he serves as director and officer of all but one of Elcor's subsidiaries and is Chairman of the Board or President of all Elcor Industrial Products and Electronics Manufacturing Services subsidiaries. Mr. Rosebery served as a Vice President in various capacities with Elcor Corporation from 1975 until his election as Vice Chairman. He also serves as a director of the Dallas Chapter and as a Southwestern Area director of the Financial Executives Institute. He has served as a director of the Company since 1996.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS FOR FISCAL 2001

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as Elcor's independent auditors for the year ending June 30, 2001. That firm has been Elcor's auditors since 1966. Although not required to do so, the Board of Directors is submitting the appointment of the firm for ratification at the Meeting. In the past, our shareholders have ratified the appointment of Arthur Andersen LLP as independent auditors each year by an overwhelming majority. If shareholders do not ratify the appointment for fiscal 2001, however, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen LLP is expected to be present at the Meeting, will be available to respond to questions and will have the opportunity to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR FISCAL 2001.

EXECUTIVE COMPENSATION

     - Compensation Committee Report
        - Our Philosophy
        - Comprehensive Evaluation Completed Last Year
        - Key Elements of Executive Compensation
        - Other Compensation
        - Summary of Factors Influencing Compensation
        - CEO Compensation
        - Tax Deductibility of Executive Compensation
     - Performance Graphs
     - Summary Compensation Table
     - Option Grants in Fiscal 2000
     - Aggregated Option Exercises During Fiscal 2000 and Values at June 30,
       2000
     - Change-in-Control (Severance) Agreements

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for providing advice and recommendations to the Board and administering the policies which govern executive compensation programs of the Company. The Committee consists entirely of non-employee directors.

  Our Philosophy

     Our philosophy, and the Board's philosophy, is to offer key executive officers a competitive compensation package that is tied to the performance and contribution of the executive, as well as the overall success of the Company. The Company directly links executive and shareholder interests through equity based plans and plans that reward the executive when the Company achieves specific operating results. We intend to motivate and reward executives for performance that enhances shareholder value, and to retain executives who are critical to the long-term success of the Company. The Committee and Board seek an appropriate balance between short-term and long-term incentives in reviewing and approving compensation programs and individual compensation awards.

  Comprehensive Evaluation Completed Last Year

     Prior to the beginning of fiscal 2000, we engaged an independent consulting firm, Towers Perrin, to conduct a comprehensive evaluation of the Company's overall compensation program. Towers Perrin reviewed all key elements of compensation for corporate and subsidiary officers. In commissioning this evaluation, the Committee's primary goal was to determine whether the Company's existing compensation program was competitive and provided appropriate incentives to attract, motivate and retain high quality executive talent.

     In part, Towers Perrin concluded that the Company should revise the compensation peer group from which it gathers the competitive data it uses to benchmark all elements of executive compensation. Towers Perrin found that the compensation peer group should include a greater proportion of small capitalization public companies to better represent the organizations with which the Company competes for executive talent. Based on its updated competitive data, the consultant found that the Company's long-term compensation had fallen behind the market.

     Based on the results of this comprehensive evaluation, the Compensation Committee made its recommendations, which the Board adopted on June 28, 1999. The Committee recommended and the Board approved the adoption of initiatives to:

     - continue current practices for base salary

     - continue current practices for bonuses the Company or subsidiary pays when it achieves its target operating results

     - provide increased opportunities for bonus the Company or its subsidiary pays when it achieves above-target operating results

     - provide competitive opportunities for long-term incentive compensation directly linked to the creation of shareholder value

     The Board approved the above modifications to the Company's compensation program within the framework of the Company's existing compensation, benefit and welfare plans. Fiscal 2000 compensation levels the Company will show on the proxy statement for this year's Annual Meeting will reflect the modifications.

  Key Elements of Executive Compensation

     The key elements of compensation the Company pays to its executives are generally base salary, incentive cash bonus, stock loans and stock options. The Company intends for each element of compensation to provide a distinct set of incentives to the executive.

     -  Base Salary

     Prior to recommending approval of salaries to the Board, we review a survey of competitive salaries paid by other companies in the Company's compensation peer group. An independent consulting firm develops the survey. The Company uses the survey data to establish the range of compensation for each executive, with the mid-point in that range being close to the median salary for the executive's position within the compensation peer group.

     We also review the Company's annual performance evaluations for its executive officers. The executive officer's immediate superior completes this annual performance review based on their evaluation of the executive's individual skills and abilities, achievement of individual strategic goals, and fulfillment of established position requirements and expectations. The outside directors on the Board conduct the chief executive officer's evaluation. The evaluations do not contain specific weighting of factors for determining overall job performance.

     The Committee makes an annual recommendation to the Board as to what base salary the Company will pay to each of its executive officers. We base our recommendation on our subjective evaluation of whether the proposed base salary is appropriate based on the above competitive salary review and performance evaluations. The executive's progress in the applicable salary rate range generally depends upon their individual skills, abilities and performance.

     -  Incentive Cash Bonus

     We believe that a significant portion of annual compensation for each executive officer should be linked solely to the Company's short-term financial performance. The Company pays quarterly incentive cash bonuses if it achieves modified operating earnings within a range that is subjectively established as part of the Company's strategic planning for that fiscal year. The Company establishes threshold and target levels of operating earnings for purposes of incentive cash bonuses. Target operating earnings are equal to the level of operating income the Company establishes in the annual strategic plan reviewed by the Board. If the Company achieves its target operating earnings, then it pays the executive a bonus in the range of the 50th percentile of bonuses for the executive's job position within the Company's compensation peer group. The Company pays bonuses greater or lesser than the target level in proportion to its achievement of operating earnings greater or lesser than target. The Company, however, must achieve the established threshold operating earnings or it will not pay a bonus. Bonuses are also subject to a cap, or maximum, of 200% of the target bonus.

     -  Equity-based Incentive Compensation

     With the Company's equity-based incentive compensation programs, we intend to align executive officers' interests directly with the interests of its shareholders. The Company provides equity-based incentive compensation in the form of stock loans and stock options. Stock loans and stock options provide incentives that are primarily long-term. The Company sets the executive's total annual opportunity for stock loans and option awards, collectively, at a valuation approximating the 75th percentile for the Company's compensation peer group as to the value of total long-term compensation paid at the executive's salary level.

          - -  Stock Loans

          Under the Company's Stock/Loan Plan, the Company may grant to the executive the right to obtain a loan from the Company, the proceeds of which must be used to purchase Elcor Common Stock or applied to previous Elcor stock purchases. The Company calculates stock loan grants by formula, based on a preset percentage of the executive's incentive cash bonuses. Percentages for the formula calculation vary by the executive's job position. Loans granted under the Stock/Loan Plan are forgiven at a rate of 20% for each year of continuous service subsequent to the date of the loan.

          Like incentive cash bonuses, stock loan grant amounts depend upon the Company's achievement of modified operating earnings. By operation of its stock loan formula, the Company makes larger stock loan grants the better its short-term operating earnings. Unlike the case with incentive cash bonuses, however, the executive realizes a benefit that also varies according to long term factors -- continued service to the

     Company and increases in shareholder value over the period the executive holds the Company stock they acquire with stock loans.

          - - Stock Options

          Under the Incentive Stock Option Plan, which was approved by shareholders in 1998, we make, subject to ratification by the Board, awards of incentive and nonqualified stock options to Company executives. Stock options we award to executives will generally have a ten-year term and become exercisable ratably over five years, with an option price equal to market value on date of grant.

          In most cases, we determine by formula the number of option shares for which we make a grant. This formula uses the Black-Scholes option pricing model as part of a calculation of the number of option shares with a total value that will bring total long-term compensation, including stock loan opportunities, to its intended level. In recognition of unique performance or circumstances, however, we may make some awards that vary from the formula calculation. In fiscal 2000, the Company made a stock option award to Mr. Rosebery in an amount above the formula calculation based on a subjective evaluation of his performance.

  Other Compensation

     We also believe that to retain high quality executive talent, the Company must maintain a competitive package of employee benefit and welfare plans. The Company's executives currently are eligible to participate in the Company's 401(k) plan, employee stock ownership plan and other employee benefit and welfare programs. Executives will become eligible for a new deferred compensation plan beginning in January 2001. The Company establishes these programs based primarily on its subjective evaluation of competitive practices at similar companies who compete for personnel with the Company.

  Summary of Factors Influencing Compensation

     The table below summarizes the performance and other factors directly influencing the amounts of the Company's executive compensation:

             FACTORS DIRECTLY                           INCENTIVE
          INFLUENCING AMOUNTS OF              BASE        CASH        STOCK       STOCK
          EXECUTIVE COMPENSATION             SALARY      BONUSES      LOANS      OPTIONS      OTHER
          ----------------------            ---------   ---------   ---------   ---------   ---------
Competitive Practices.....................      X           X           X           X           X
Individual Short-term Performance.........      X
Company Short-term Performance............                  X           X
Continued Service to the Company..........                              X           X           X
Long-term Increases in Shareholder
  Value...................................                              X           X           X

  CEO Compensation

     Elcor's Chief Executive Officer, Harold K. Work, participated during fiscal 2000 in the same compensation programs as the other executives. We recommended and the Board approved his compensation with each component determined according to the same criteria described above. The Board increased Mr. Work's base salary to $460,000 on July 1, 1999. The Board approved this increase based on its overall assessment of his individual performance and the market level of salaries within the Company's compensation peer group. We believe Mr. Work's salary is competitive in relation to salaries of chief executive officers within the Company's compensation peer group.

     Mr. Work's incentive bonus for fiscal 2000 resulted from the Company's application of a formula to a target amount as described above in the Incentive Cash Bonus section of this report. The reduction in Mr. Work's cash bonus in fiscal 2000 reflects the Company's not achieving its target earnings.

     Similarly, the Company made stock loan awards to Mr. Work by applying the formula described in the Stock/Loan Plan section of this report. His awards in fiscal 2000 decreased from the previous year because the Company did not achieve its target earnings. In accordance with its standard terms under the Stock/Loan

Plan, the Company forgave a ratable portion of Mr. Work's outstanding stock loans as he earned such forgiveness with his credited service with the Company.

     In fiscal 2000, the Company awarded Mr. Work nonqualified stock options by applying the formula grant described in the Stock Options section of this report. The substantial increase in Mr. Work's stock option award in fiscal 2000 over prior years primarily reflects a competitive practices market adjustment. The Company made this adjustment as a result of the independent consultant's finding that prior to fiscal 2000, the Company's long-term compensation program had fallen behind competitive practices for chief executive officers within the Company's compensation peer group. We believe that Mr. Work's fiscal 2000 stock option grant is competitive in relation to awards for chief executive officers within the Company's compensation peer group.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1 million per officer in any one year. Compensation which qualifies as performance-based compensation is not taken into account for purposes of this limitation. The Company has informed us that all compensation paid during fiscal year 2000, including amounts associated with the Company's Incentive Stock Option Plan, is deductible for federal income tax purposes. Should the compensation level of any executive officer approach $1 million for purposes of Section 162(m), the Committee and Board will determine whether such compensation is appropriate, but may be influenced by factors other than full tax deductibility.

                                            ELCOR COMPENSATION COMMITTEE
                                                  Dale V. Kesler, Chairman
                                                       James E. Hall
                                                      Thomas D. Karol

Dated: July 31, 2000

PERFORMANCE GRAPHS

     The following graphs compare the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years and for the last eight fiscal years with the cumulative total return of the Russell 2000 Stock Index and the Dow Jones Building Materials Index. The Company selected the eight-year graph arbitrarily based on 1992's becoming the new base year for Dow Jones indices.

     These graphs are presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results do not necessarily indicate future performance. The graphs in no way reflect a forecast of future financial performance.

     Despite any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, the Compensation Committee Report and performance graphs included with this proxy statement are not incorporated by reference into any such filings.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                               PERFORMANCE GRAPH

         --------------------------------------------------------------------------------
                                 6/95      6/96      6/97      6/98      6/99      6/00
         --------------------------------------------------------------------------------
          Elcor Corporation       100        83       128       176       307       244
          Russell 2000            100       121       155       186       176       174
          Dow Jones Building
           Materials              100       116       150       189       188       133

      * $100 INVESTED ON 6/30/95 IN STOCK OR INDEX -- INCLUDING
        REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                 COMPARISON OF 8 YEAR CUMULATIVE TOTAL RETURN**
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX,
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                                PERFORMANCE GRAPH

      --------------------------------------------------------------------------------------------------------------
                              6/92      6/93      6/94      6/95      6/96      6/97      6/98      6/99      6/00
      --------------------------------------------------------------------------------------------------------------
       Elcor Corporation     100.00    300.00    284.06    257.97    213.38    330.22    453.13    791.90    629.80
       Russell 2000          100.00    149.79    156.15    187.58    227.20    291.37    349.30    329.33    320.00
       Dow Jones Building
        Mat.                 100.00    116.90    117.50    134.05    155.01    201.08    253.71    252.01    177.95

     ** $100 INVESTED ON 6/30/92 IN STOCK OR INDEX -- INCLUDING
        REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation for the last three fiscal years of the Chief Executive Officer and each of the four other most highly compensated executive officers of Elcor (referred to below as the named executive officers), based on salary and bonus for fiscal 2000.

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                   ----------------
                                                                      SECURITIES
                                                   ANNUAL             UNDERLYING
                                                COMPENSATION        STOCK OPTIONS
             NAME AND               FISCAL   -------------------        (# OF            ALL OTHER
      PRINCIPAL POSITION(A)          YEAR     SALARY    BONUS(B)      SHARES)(C)      COMPENSATION(D)
      ---------------------         ------   --------   --------   ----------------   ---------------
Harold K. Work....................   2000    $460,000   $144,953       106,740            $95,758
                                     1999     348,333    204,898        37,500             81,240
                                     1998     317,033    149,001        37,500             64,297
Richard J. Rosebery...............   2000    $368,000   $105,458        75,000            $70,203
                                     1999     291,667    149,660        30,000             55,823
                                     1998     266,933    117,261        30,000             42,627
Leonard R. Harral.................   2000    $135,000   $ 23,986         5,960            $17,390
                                     1999     110,300     31,502         2,310             14,491
                                     1998     106,150     27,096         2,940             10,960
David G. Sisler...................   2000    $180,000   $ 38,043        13,830            $22,271
                                     1999     133,000     49,563         4,027             15,209
                                     1998     120,367     34,134         4,522              8,328
James J. Waibel...................   2000    $145,000   $ 26,533         7,480            $17,101
                                     1999     111,300     32,371         2,288             13,901
                                     1998     105,067     23,838         2,903              9,771

---------------

(a) Capacities in which each named executive officer served during the last fiscal year:

   Harold K. Work       Chairman of the Board, Chief Executive Officer and President
   Richard J. Rosebery  Vice Chairman, Chief Financial and Administrative Officer;
                        Treasurer (through March 27, 2000)
   Leonard R. Harral    Vice President and Chief Accounting Officer
   David G. Sisler      Vice President, General Counsel and Secretary
   James J. Waibel      Vice President, Administration

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan.

(c) Number of shares has been adjusted for the 3-for-2 stock split declared by the Company's Board of Directors on June 28, 1999, in the form of a 50% stock dividend distributed to shareholders on August 11, 1999. See the table below entitled "Option Grants in Fiscal 2000" for information concerning the grant of options in fiscal 2000 for shares of Elcor Common Stock.

(d) Represents contributions by the Company to the Elcor Corporation Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, loans forgiven under the Stock/Loan Plan and supplemental retirement benefits summarized as follows:

              Company Contributions to Employees' 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                      YEAR ENDED JUNE 30,
                                                   --------------------------
NAME                                                2000      1999      1998
----                                               -------   -------   ------
Harold K. Work...................................  $11,200   $11,200   $8,000
Richard J. Rosebery..............................   11,200    11,200    8,000
Leonard R. Harral................................   11,200     9,742    6,369
David G. Sisler..................................   11,200    11,144    6,987
James J. Waibel..................................   11,200     9,560    6,155

     Loans Forgiven Under the Stock/Loan Plan:

                                                      YEAR ENDED JUNE 30,
                                                  ---------------------------
NAME                                               2000      1999      1998
----                                              -------   -------   -------
Harold K. Work..................................  $45,766   $39,003   $39,421
Richard J. Rosebery.............................   31,364    23,160    22,349
Leonard R. Harral...............................    5,980     4,749     4,591
David G. Sisler.................................    6,703     3,806     1,341
James J. Waibel.................................    5,064     4,341     3,616

     Supplemental Retirement Benefits Contributed:

                                                      YEAR ENDED JUNE 30,
                                                  ---------------------------
NAME                                               2000      1999      1998
----                                              -------   -------   -------
Harold K. Work..................................  $38,792   $31,037   $16,876
Richard J. Rosebery.............................   27,639    21,463    12,278
Leonard R. Harral...............................      210         0         0
David G. Sisler.................................    4,368       259         0
James J. Waibel.................................      837         0         0

OPTION GRANTS IN FISCAL 2000

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                       NUMBER OF     % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                       SECURITIES     OPTIONS                                    ANNUAL RATES OF PRICE APPRECIATION FOR
                       UNDERLYING    GRANTED TO     EXERCISE OR                            OPTION TERMS(C)(D)
                        OPTIONS     EMPLOYEES IN   BASE PRICE PER   EXPIRATION   ---------------------------------------
NAME                   GRANTED(A)   FISCAL 2000       SHARE(B)         DATE              5%                  10%
----                   ----------   ------------   --------------   ----------   ------------------   ------------------
Harold K. Work.......   106,740           24.72%      $28.0417      7/25/2009       $  1,882,389         $  4,770,344
Richard J.
  Rosebery...........    75,000           17.37%       28.0417      7/25/2009          1,322,646            3,351,844
Leonard R. Harral....     5,960            1.38%       28.0417      7/25/2009            105,106              266,360
David G. Sisler......    13,830            3.20%       28.0417      7/25/2009            243,896              618,080
James J. Waibel......     7,480            1.73%       28.0417      7/25/2009            131,912              334,291
All Shareholders.....       N/A              N/A           N/A            N/A       $344,292,230         $872,504,105

---------------

(a) Options become exercisable 20% per year on the first through the fifth anniversary dates of the grant. Options granted were for a term of ten years, subject to earlier termination upon certain terminations of employment. Upon the optionee's death, permanent and total disability, retirement after age 62 or a change in control of the Company, all options reflected in this table would become immediately exercisable.

(b) All options above were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of cash and shares. Exercise price and number of shares were adjusted for the 3:2 stock split paid in August 1999.

(c) Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the SEC for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(d) The potential realizable value for all shareholders on Common Stock is calculated over a period of ten years, based on (i) a beginning stock price of $28.0417, the exercise price of the options listed above, and (ii) the number of outstanding shares on July 26, 1999, adjusted, like the number of option shares and exercise price, for split shares issued in August 1999. These gains may not be achieved.

AGGREGATED OPTION EXERCISES DURING FISCAL 2000 AND VALUES AT JUNE 30, 2000

     The following table contains information about Elcor stock options that the named executive officers exercised during fiscal 2000, and the number and aggregate dollar value of stock options that named executive officers held at the end of fiscal 2000. In accordance with SEC rules, values are calculated by subtracting the total exercise price from the fair market value of the underlying Common Stock, which is deemed to be $23.00, the closing price of the Common Stock on the New York Stock Exchange on June 30, 2000.

                                                      NUMBER OF SECURITIES(A)        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                    OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                    EXERCISE(A)   REALIZED(B)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   -----------   -------------
Harold K. Work........    14,625       $291,383       75,000         200,115      $1,021,151      $693,726
Richard J. Rosebery...    14,625        185,352       58,875         154,875         753,258       628,343
Leonard R. Harral.....     1,425         17,624        5,210          13,745          67,601        67,503
David G. Sisler.......     1,418         20,621        1,605          24,677          15,368        83,347
James J. Waibel.......     2,645         64,799        5,426          14,938          69,945        63,606

---------------

(a) Number of shares has been adjusted, as appropriate, for the stock splits paid in November 1997 and August 1999.

(b) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.

STOCK/LOAN BALANCES

     The named executive officers have outstanding loans from the Company under the Stock/Loan Plan described in the Compensation Committee Report included with this proxy statement. Loans made in fiscal 2000 bear interest at a rate equal to the applicable mid-term federal rate established by the Internal Revenue Service. The highest outstanding balance and ending outstanding balance for stock loans during fiscal 2000 are reflected in the table below.

                                                                   LOANS UNDER STOCK/LOAN PLAN
                                                        -------------------------------------------------
                                                         HIGHEST OUTSTANDING      OUTSTANDING BALANCE AT
NAME                                                    BALANCE IN FISCAL 2000        JUNE 30, 2000
----                                                    ----------------------   ------------------------
Harold K. Work........................................         $214,691                  $205,883
Richard J. Rosebery...................................          157,714                   151,698
Leonard R. Harral.....................................                *                         *
David G. Sisler.......................................                *                         *
James J. Waibel.......................................                *                         *

---------------

* Balances of not more than $60,000 have been omitted.

CHANGE-IN-CONTROL (SEVERANCE) AGREEMENTS

     Elcor has entered into severance agreements with certain officers and employees, including each of the named executive officers. Elcor intended the agreements to protect the Company and its shareholders, as well as these officers and employees, in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce these officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, a survey prepared by the Company's outside counsel of competitive practices within the Company's peer group based on public filings.

     The agreements provide for severance benefits upon certain terminations of employment within three years after a change in control of the Company. Change in control events under the employment agreements include:

     - the acquisition of 40% or more of the Company's outstanding voting securities

     - certain mergers or consolidations

     - the approval by the Company's shareholders of a plan of dissolution or liquidation

or   - certain sales or transfers of 67% or more of the fair value of the
       Company's operating assets or earning power

     Under the agreements, if the officer's or employee's employment with the Company or its subsidiary is terminated within three years of a change in control under certain circumstances, the officer or employee will be entitled to receive a lump-sum severance payment equal to two times (except for Messrs. Work and Rosebery who would receive 2.99 times) the highest annual cash compensation received in any calendar year during the three year period immediately preceding termination, plus all outstanding loans under the Company's Stock/Loan Plan would be forgiven in full. In addition, under the agreements, for a period of two years following a change in control (three years for Messrs. Work and Rosebery), the officers and employees would be entitled to medical, disability and life insurance coverage at a cost to the officer or employee of no more than 120% of the amount the employee paid for such benefits immediately prior to the change in control.

     In addition, under the Incentive Stock Option Plan, all options held by optionees under that Plan, including the named executive officers, would become immediately exercisable upon a change in control.

OTHER MATTERS

     - Section 16(a) Beneficial Ownership Reporting Compliance
     - Next Year's Annual Meeting

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers are required to file with the SEC and the NYSE reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to Elcor, we believe that directors and executive officers filed all such reports on time in fiscal 2000, except that three were filed late, two of them because of clerical errors by the Company, which acts as their filing agent. Thomas D. Karol, a director, did not timely report to the SEC the indirect disposition of 3,750 shares of Common Stock held as portfolio securities by ProGroup Holdings, Inc. on December 9, 1999, the date Mr. Karol sold his controlling interest in ProGroup. Additionally, Thomas W. Cave, an executive officer, did not timely report to the SEC the disposition of 520 shares of Common Stock on March 16, 2000. Also, W. Greg Orler, an executive officer, did not timely report to the SEC his acquisition of 138 shares on March 15, 2000. The foregoing transactions have been reflected in subsequent filings by such individuals.

NEXT YEAR'S ANNUAL MEETING

     Our Bylaws provide for certain procedures that shareholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposed item of business or nomination is intended to be included in our proxy materials for that meeting. Copies of the Bylaws are publicly available at the SEC.

     We currently expect that the 2001 Annual Meeting of Shareholders will be held on October 23, 2001. If the meeting is held on that date, advance notice of any nominations for directors and any other items of business must be given by a proposing shareholder by July 25, 2001. Any such shareholder proposals intended to be presented at the 2001 Annual Meeting and included in the proxy materials for that meeting must be received by the Company no later than May 23, 2001, and must comply with applicable SEC rules.

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.      Please mark    [X]
                                                                                                                 your votes as
                                                                                                                 indicated in
                                                                                                                 this example


1. ELECTION OF DIRECTORS                     Nominees: Messrs. 01 Thomas D. Karol and 02 Dale V. Kesler

          FOR               WITHHOLD         To vote against any individual Nominee, write that Nominee's name on
          all               AUTHORITY        the line below.
        Nominees         for all Nominees
                                             ---------------------------------------------------------------------------------------
          [ ]                  [ ]

2. APPROVAL OF ARTHUR ANDERSEN
   LLP AS AUDITORS FOR FISCAL 2001

          FOR     AGAINST    ABSTAIN

          [ ]       [ ]        [ ]

                                                                            Please date and sign exactly as name appears on this
                                                                            proxy. Joint owners should each sign. If held by a
                                                                            corporation, please sign full corporate name by duly
                                                                            authorized officer. Executors, Administrators, Trustees,
                                                                            etc. should give full title as such.
                                                                            Dated                                  , 2000
                                                                                  ---------------------------------

                                                                            --------------------------------------------------------
                                                                                           Signature of Shareholder

                                                                            --------------------------------------------------------
                                                                                           Signature of Shareholder


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

         [GRAPHIC]              VOTE BY TELEPHONE             [GRAPHIC]
                          QUICK *** EASY *** IMMEDIATE

           YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
1. TO VOTE BY PHONE: CALL TOLL-FREE 1-800-840-1208 ON A TOUCH TONE TELEPHONE 24 HOURS A DAY--7 DAYS A WEEK

    THERE IS NO CHARGE TO YOU FOR THIS CALL. - HAVE YOUR PROXY CARD IN HAND. YOU WILL BE ASKED TO ENTER A CONTROL NUMBER, WHICH IS LOCATED IN THE BOX IN
                    THE LOWER RIGHT HAND CORNER OF THIS FORM

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1

                    WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

OPTION 2: If you choose to vote on each Proposal separately, press 0. You will hear these instructions:

          Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9

          To VOTE AGAINST AN INDIVIDUAL nominee, press 0 and listen to the instructions

          Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

                    WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

                                       OR

2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed postage prepaid envelope.

 NOTE: IF YOU VOTE BY TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

                              THANK YOU FOR VOTING.

                                  [ELCOR LOGO]

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          OCTOBER 24, 2000, 10:00 A.M.
               LALIQUE BALLROOM II, HOTEL INTERCONTINENTAL DALLAS,
                   15201 DALLAS PARKWAY, ADDISON, TEXAS 75001

The undersigned, revoking all prior proxies, hereby appoints Harold K. Work, Richard J. Rosebery and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Elcor Corporation dated October 24, 2000 and at any adjournment(s) thereof (collectively, the "Meeting"), with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the following matters more fully described in the Proxy Statement dated September 20, 2000, and (b) in their discretion upon other matters which properly come before the Meeting.

                            PLEASE SEE REVERSE SIDE


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o